Exhibit 99.1

For Immediate Release	Contact Information
Monday, May 5, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Reports Record First-Quarter Earnings,
Updates Current Operations
SAN ANTONIO -- May 5, 2008 -- TXCO Resources Inc. (Nasdaq:TXCO) today reported financial results for the quarter ended March 31, 2008, and provided an operations update. Highlights include record first-quarter:
•	Net income, revenues and assets.
•	Oil and gas volumes.
•	Drilling activity.

First-Quarter Results
Net income attributable to common stock was $3.3 million, equal to $0.09 per share, compared with a net loss of $1.9 million, or $0.06 per share, for first-quarter 2007. Total revenues rose to $32.3 million from $11.2 million in the earlier period. Assets increased to $384.1 million from $354.6 million at year-end 2007.

Ebitda -- earnings before income taxes, interest, depreciation, depletion, amortization, impairment and abandonment expense -- was a first-quarter record $19.2 million, up from $4.4 million in the 2007 quarter. Ebitdax -- Ebitda plus exploration expense-- also was a quarterly record, $19.8 million, compared with $4.8 million a year earlier. Net cash used by operating activities was $9.9 million, compared with net cash provided from operations of $1.0 million in the year-earlier period. Before certain changes in operating assets and liabilities, net cash provided by operating activities for the three months was $15.5 million, compared with $9.7 million for the 2007 quarter. The changes include increases or decreases in current receivables, payables and prepaid expenses from the prior year-end balances.

All per-share amounts are on a diluted basis. See the accompanying table for a reconciliation of non-GAAP financial measures.

Both crude oil and natural gas volumes rose sharply compared with the 2007 quarter. Oil sales averaged 2,717 bopd, up 61 percent from 1,683 bopd in first-quarter 2007, while gas  averaged 7.3 mmcfd, up 192 percent from 2.5 mmcfd a year earlier. The Company's sales mix was 69 percent oil and 31 percent gas.

TXCO Estimated Quarterly Oil and Gas Sales Volumes*
	1Q 2008*	1Q 2007	% Change	4Q 2007	% Change
Natural gas/mmcf	664,828	220,868	+201.0%	607,289	+9.5%
Oil/Bbls	247,248	151,460	+63.2%	294,809	-16.1%

Natural Gas Equivalent/mmcfe	2,148	1,130	+90.0%	2,376	-9.6%
Barrels Oil Equivalent/boe	358,053	188,271	+90.0%	396,024	-9.6%
*1st Quarter 2008 unaudited. mmcf=million cubic feet, mmcfe=million cubic feet equivalent, Bbls=barrels, BOE=barrels of oil equivalent

-- More --

Operations Update
TXCO has a record CAPEX program of more than $125 million planned for this year with more than 100 wells budgeted. Currently, TXCO has a record 11 rigs operating, including seven on its core Maverick Basin acreage, one in the East Texas Fort Trinidad Field, two in Oklahoma and one offshore Louisiana. In the Maverick Basin, two rigs target the Glen Rose Porosity, three the Pearsall shale gas resource play and two target other formations.

On its Pearsall play, TXCO has drilled the first well horizontally and successfully fractured two of five intervals in the Cage 26-2 (50 percent working interest). The well averaged a little more than 1.1 mmcfd for the first 30 days of production after the fracturing treatment and also is still producing 100 bwpd of fracturing fluid. Management is encouraged with the results in this first attempt at fracturing a horizontal Pearsall well.

A second Pearsall well, the Comanche 34-1 (38% WI) has been drilled horizontally and casing has been run in the lateral. The rig is currently moving to another well, the Meyers 2-683 (50% WI), and should spud shortly. The Briscoe Chupadera Ranch 1 (25% WI), a horizontal re-completion started in late April, and TXCO's third horizontal Pearsall well, is the first on Anadarko Petroleum Corp. acreage in the Maverick Basin, under an agreement announced by the firms in early April.

Glen Rose Porosity oil sales for the first quarter were 152,532 barrels, or 1,676 bopd, a 24percent increase from first-quarter 2007. Porosity sales seasonally declined from the fourth quarter, as in past years, due to an annual hunting season drilling moratorium on certain Maverick Basin leases that halts field activity from November into January. For April, production averaged approximately 2,100 bopd as normal drilling operations resumed during the first quarter, offset by a temporary production curtailment of certain non-operated wells due to a discharge permit renewal delay. Schlumberger presented its comprehensive reservoir optimization study in early May and the study is now under review by TXCO's technical staff with Schlumberger.

On TXCO's San Miguel oil sands pilot projects, installation is nearing completion on a second, 25 mmBtu steam generator for the Company's steam-assisted gravity drainage (SAGD) pilot project (50% WI). SAGD steam injection is expected to begin later in May. On the second, fracture-assisted steamflood technology (FAST) pilot (50% WI), drilling is nearly finished on a second horizontal production well. Two, 50 mmBtu steam generators are now scheduled for delivery in June and steam injection is expected to start in the third quarter.

In the East Texas Fort Trinidad Field, TXCO is completing its second Glen Rose well, the Forrest 3H (100% WI). Its first Glen Rose shoal project, the Forrest 2H (100% WI), went on production during the first quarter and in April averaged approximately 535 mmcfd and 35 bcpd as it recovered water lost into the reservoir while drilling. The Company is moving in a second rig to expedite drilling in the field.

Management Perspective
"We had an excellent first quarter," said CEO James E. Sigmon. "Our increased sales volumes, coupled with record oil and gas prices, created strong financial results during what is usually our weakest quarter each year.

"Meanwhile, our drilling activity currently is at a record pace," he added. "We're cautiously optimistic with the results of our initial Pearsall wells as we move ahead in the initial development of this exciting play. Coupled with our continued development of the Glen Rose Porosity play and other targets, I look forward to further growth in shareholder value as TXCO's production, reserves and profitability climb in what I expect to be a record year."

-- More --

Conference Call and Annual Meeting
TXCO has scheduled a conference call for 10 a.m. CDT (11 a.m. EDT) Tuesday, May 6, to discuss first-quarter financial results and current operations. The call will be broadcast live via the Company Web site at http://www.txco.com/concall.html or by telephone at (877) 387-9209 in the U.S. and Canada and (706) 643-3820 for international callers. Passcode is 44595462. A replay will be available through Thursday, May 8, at (800) 642-1687 (U.S./Canada) and (706) 645-9291 (international), same passcode, and for 30 days at http://www.txco.com/concall.html.

The 2008 annual meeting has been set for 10 a.m. CDT Friday, May 30, at the San Antonio Petroleum Club. All TXCO stockholders are invited to attend.

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2007. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

(Financial Information and Selected Operational Tables Follow)

TXCO RESOURCES INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)	March 31, 2008	December 31, 2007
Assets

Current Assets
Cash and equivalents	$1,469	$9,831
Accounts receivable, net	22,291	17,952
Accounts receivable, subscribed stock	13,909	-
Federal income tax receivable	4,974	4,974
Prepaid expenses and other	2,720	2,989
Total Current Assets	45,363	35,746

Property and Equipment, net - successful efforts method of accounting for oil and gas properties	333,760	314,941

Other Assets
Deferred financing fees	3,564	2,613
Other assets	1,458	1,307
Total Other Assets	5,022	3,920

Total Assets	$384,145	$354,607

TXCO RESOURCES INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)	March 31, 2008	December 31, 2007
Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, trade	$12,347	$11,345
Other payables and accrued liabilities	18,510	39,916
Undistributed revenue	2,716	2,401
Notes payable	263	399
Derivative settlements payable	634	475
Preferred dividends payable	1,381	397
Accrued derivative obligation - short-term	7,336	4,725
Total Current Liabilities	43,187	59,658

Long-Term Liabilities
Long-term debt	110,700	100,000
Deferred income taxes	10,328	12,007
Accrued derivative obligation - long-term	5,970	3,993
Asset retirement obligation	4,119	4,233
Total Long-Term Liabilities	131,117	120,233

Stockholders' Equity
Preferred stock: authorized 10,000,000 shares; Series A & B, -0- shares issued and outstanding Series C, -0- and 55,000 shares issued and outstanding Series D, 55,000 and -0- shares issued and outstanding Series E, 20,000 and -0- shares issued and outstanding	1	1
Common stock, par value $.01 per share; authorized 100,000,000 shares; issued 35,078,090 and 34,269,038 shares, outstanding 34,938,224 and 34,150,619 shares	350	343
Additional paid-in capital	198,223	177,030
Retained earnings	6,830	3,561
Accumulated other comprehensive loss, net of tax	(8,782)	(5,754)
Preferred stock subscribed (payment received April 7, 2008)	13,909	-
Less treasury stock, at cost, 139,866 and 118,419 shares	(690)	(465)
Total Stockholders' Equity	209,841	174,716

Total Liabilities and Stockholders' Equity	$384,145	$354,607

TXCO RESOURCES INC.
Condensed Consolidated Statements Of Operations
(Unaudited)
	Three Months Ended	Three Months Ended
(in thousands, except earnings per share data)	March 31, 2008	March 31, 2007
Revenues
Oil and gas sales	$28,648	$8,725
Gas gathering operations	3,225	2,494
Other operating income	453	1
Total Revenues	32,326	11,220

Costs and Expenses
Lease operations	4,232	2,660
Drilling operations	432	-
Production taxes	1,484	494
Exploration expenses	644	375
Impairment and abandonments	255	686
Gas gathering operations	3,387	2,881
Depreciation, depletion and amortization	11,275	4,916
General and administrative	4,031	1,804
Total Costs and Expenses	25,740	13,816

Income (Loss) from Operations	6,586	(2,596)

Other Income (Expense)
Interest expense	(2,235)	(277)
Interest income	72	26
Loan fee amortization	(290)	(10)
Total Other Income (Expense)	(2,453)	(261)

Income (loss) before income taxes	4,133	(2,857)
Income tax (benefit) expense -- current	-	(5,266)
deferred	(119)	4,301

Net Income (Loss)	4,252	(1,892)
Preferred dividends	984	-
Net Income (Loss) Available to Common Stockholders	$3,268	$(1,892)

Earnings (Loss) Per Share
Basic	$0.10	$(0.06)
Diluted	$0.09	$(0.06)

TXCO RESOURCES INC.
Condensed Consolidated Statements Of Cash Flows

(Unaudited)

	Three Months Ended	Three Months Ended
(in thousands, except earnings per share data)	March 31, 2008	March 31, 2007
Operating Activities
Net income (loss)	$4,252	$(1,892)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	11,565	4,926
Impairment, abandonments and dry hole costs	255	965
Deferred tax benefit/expense	(119)	4,301
Excess tax benefits from stock-based compensation	(1,453)	-
Non-cash compensation expense	1,041	226
Non-cash change in components of OCI	-	1,143
Changes in operating assets and liabilities:
Receivables	(4,340)	(594)
Prepaid expenses and other	(1,122)	(4,410)
Accounts payable and accrued expenses	(19,929)	1,615
Current income taxes receivable/payable	(1)	(5,280)
Net cash (used) provided by operating activities	(9,851)	1,000

Investing Activities
Development and purchases of oil and gas properties	(26,404)	(20,950)
Purchase of other equipment	(174)	(825)
Net cash used by investing activities	(26,578)	(21,775)

Financing Activities
Proceeds from bank credit facility	10,700	20,500
Issuance of preferred stock, net of expenses	19,139	-
Purchase of lower call option	(6,175)	-
Proceeds from sale of upper call option	4,842	-
Cost of shares retired upon option exercises	(2,414)	-
Excess tax benefits from stock-based compensation	1,453	-
Proceeds from exercise of stock options	850	-
Proceeds from issuance of common stock, net of expenses	33	284
Purchase of treasury shares	(225)	(219)
Proceeds from installment and other obligations	-	119
Payments on installment and other obligations	(136)	(123)
Net cash provided by financing activities	28,067	20,561

Change in Cash and Equivalents	(8,362)	(214)

Cash and equivalents at beginning of period	9,831	3,882

Cash and Equivalents at End of Period	$1,469	$3,668

TXCO RESOURCES INC. SELECTED OPERATING DATA

	Three Months Ended
($'s in thousands, except average prices)	Mar. 31, 2008	Mar. 31, 2007

Net cash (used) provided in operating activities	$(9,851)	$1,000

Ebitdax *	19,801	4,750

Ebitda *	19,156	4,375

Debt to asset ratio	28.9%	13.9%

Sales

Oil:
Sales, in mBbl	247	151
Average realized sales price per barrel, excluding hedging impact	$97.33	$54.98

Natural Gas:
Sales, in mmcf	665	221
Average realized sales price per mcf, excluding hedging impact	$9.07	$7.26

Equivalent Basis:
Sales in mBOE	358	188
Average realized sales price per BOE, excluding hedging impact	$84.25	$52.74

Sales in mmcfe	2,148	1,130
Average realized sales price per mcfe, excluding hedging impact	$14.04	$8.79

Other Operating Data
Total lifting costs	$5,716	$3,116
Total lifting costs per BOE	$15.96	$16.55
Total lifting costs per mcfe	$2.66	$2.76

Sales volume - oil properties - mBbl	237	149
Oil prop. lifting costs-oil (Incl Prod & Sev Tax)	$4,223	$2,516
Oil prop. lifting costs per barrel	$17.80	$16.90

Glen Rose Porosity sales volume - mBbl	153	123
Glen Rose Porosity lifting costs per barrel	$10.02	$12.57

Sales volume - gas properties - mmcf	619	209
Gas prop. lifting costs-gas (Incl Prod & Sev Tax)	$981	$544
Gas prop. lifting costs per mcf	$1.60	$2.61

Total depletion cost per BOE	$31.26	$25.78
Total depletion cost per mcfe	$5.21	$4.30

* Please see the last page of this press release for a reconciliation of these non-GAAP financial measures.

TXCO RESOURCES INC. EBITDA and EBITDAX RECONCILIATION TO NET INCOME AND NET CASH PROVIDED, PERIODS INDICATED
($ Thousands)	1Q08	1Q07
Net cash provided by
operating activities per CF Stmt	(9,851)	1,000

Change in operating assets and liabilities	(25,391)	(8,669)

Operating CF before change in operating
assets & liabilities	15,541	9,670

Deferred income taxes	119	(4,301)
Cash portion of net interest expense	2,163	251
Excess benefit from stock-based compensation	1,453	-
Derivative settlements loss	-	1,143
Income tax	(119)	(965)
Exploration costs	644	375
Dry hole costs	-	(280)
Change in components of other
comprehensive income	-	(1,143)

Ebitdax	19,801	4,750

Less: Exploration costs	644	375

Ebitda	19,156	4,375

Less:
Loss (Gain) on sale of assets	-	-
Income tax expense	(119)	(965)
Impairment & abandonments	255	686
Derivative Loss (Gain)	-	1,143
Interest, net	2,163	251
Non cash compensation	1,041	226
DD&A	11,565	4,926

Net Income (Loss)	4,252	(1,892)

EBITDAX is earnings before income taxes, interest, depreciation, depletion, amortization, impairment, abandonment and exploration expense. EBITDA equals EBITDAX less exploration expense. We believe EBITDA and EBITDAX provide a more complete analysis of TXCO's operating performance and debt servicing ability relative to other companies, and of our ability to fund capital expenditure and working capital requirements.

These measures are widely used by investors and rating agencies. EBITDA, with certain negotiated adjustments, is referenced in TXCO's financial covenants and required in reporting under our credit facility. EBITDA and EBITDAX are not measures of financial performance under GAAP. Accordingly, they should not be considered as substitutes for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP.

Columns / rows may not foot / cross-foot due to rounding.